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                                                                    EXHIBIT 10.8
                           COCA-COLA ENTERPRISES INC.
                    1994 EXECUTIVE MANAGEMENT INCENTIVE PLAN
                          (EFFECTIVE JANUARY 1, 1994)

SECTION 1.  PURPOSE.

         The purpose of the 1994 Executive Management Incentive Plan (the "Plan") is to advance the interest of Coca-Cola Enterprises Inc. (the "Company") by providing executive officers and managers of the Company with incentive to assist the Company in meeting and exceeding its business goals.

SECTION 2.  ADMINISTRATION.

         The Plan shall be administered by a Compensation Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members and shall be comprised of not fewer than two members who shall be "outside directors" within the meaning of Section 162(m) and the regulations thereunder, (including the transition rules of Proposed Treasury Regulations Section 1.162-27) of the Internal Revenue Code of 1986, as amended.

         The Committee may, subject to the provisions of the Plan, establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan. Each interpretation made or action taken pursuant to the Plan shall be final and conclusive for all purposes and binding upon all persons, including, but not limited to, the Company, the Committee, the Board, the affected Participants (as defined in Section 3), and their respective successors in interest.

         In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses (including, but not limited to, attorneys' fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act in connection with the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the certificate of incorporation or bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he, she or they reasonably believed to be in or not opposed to the best interest of the Company.

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SECTION 3.  ELIGIBILITY.

         Cash awards ("Awards") may be made under this Plan to executive officers and the senior executive band ("Participants").

SECTION 4.  PERFORMANCE GOAL CRITERIA.

         The Committee shall establish specific objective targets in relation to the cash operating profit, as budgeted by the Company ("budgeted COP") for each performance unit of the Company, including targets at below 100% of budgeted COP. Awards made under the Plan shall be paid solely on account of the attainment of these pre-established targets. For the purposes of the Plan, COP shall be determined as operating income plus depreciation and amortization, normalized for acquisitions, divestitures and other significant financial events. For purposes of the Plan, performance units shall be classified as corporate or region, or any combination thereof.

SECTION 5.  CALCULATION OF AWARDS.

         The Committee has established Award levels, described as percentages by which a Participant's annual base salary shall be multiplied, to determine the amount of an Award payable upon the attainment of specified targets of budgeted COP. The annual base salary used in calculating a Participant's Award shall be that which is in effect on December 31 of the year for which the Award is made. For example, Awards payable upon the attainment of the target of 100% of budgeted COP and the maximum amount that may be awarded under the Plan are set forth in the following table:


                                                                      AWARD AS A PERCENTAGE OF
                                                                      ANNUAL BASE SALARY UPON
                                                                        ATTAINMENT OF GOAL
                                                               ------------------------------------
                                                                 AWARD IF 100% OF       MAXIMUM
                                                                   BUDGETED COP          AWARD
                   PARTICIPANT                                     IS ATTAINED       UNDER THE PLAN
- -------------------------------------------------------------  ----------------      --------------
Chief Executive Officer......................................           65%                   115%
Chief Operating Officer......................................           65%                   115%
Senior Vice President........................................           55%                    95%
Region Vice President/General Manager........................           50%                    90%
Corporate Vice President -- Level 1..........................           50%                    90%
Corporate Vice President -- Level 2..........................           40%                    80%


SECTION 6.  PRORATED AND PARTIAL AWARDS.

         Persons hired or promoted during the Plan year into positions identified in Section 3 shall be eligible to receive prorated Awards for periods of partial participation. If a Participant is promoted from one eligible position to another eligible position under the Plan, the Participant's Award shall be prorated for the period of time the Participant was employed within each position, using the Participant's annual base salary in effect on December 31 of the year for which the Award is made. Prorated Awards shall be
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measured according to the nearest whole number of months in which a Participant was employed in each position for which the Award is made.

         Subject to the Committee's discretion, as described in Section 7, partial Awards shall be made to Participants who are not employed in positions described in Section 3 on the last day of the year for which Awards are to be made. A partial Award shall be prorated to the date of the break in service or change in position with the Company or an Affiliate and shall be calculated on the basis of the Participant's annual base salary on the last day in which the Participant is employed in such position. The Committee shall have the authority to reduce or eliminate Awards to a Participant whose employment terminates prior to the last day of the Plan year. For the purposes of this
Section 6, "Affiliate" shall include The Coca-Cola Company or any corporation or business entity in which The Coca-Cola Company owns, directly or indirectly, 25% or more of the voting stock or capital.

SECTION 7. DISCRETION OF THE COMPENSATION COMMITTEE.

         All Awards shall be made solely on the basis of the performance goals set forth by the Committee pursuant to Section 4 and only in accordance with the standards set forth in Section 5. The Committee shall have no authority to increase the amount of an Award payable to a Participant which would otherwise be due upon the attainment of the performance goal. The Committee shall, however, have the authority to reduce or eliminate any Award under the Plan.

SECTION 8.  COMMITTEE CERTIFICATION.

         The Committee shall present to the Board written certification that the performance goal of Section 4 has, in fact, been satisfied for any Award made under the Plan.

SECTION 9.  AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN.

         The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in the Awards made thereunder that does not constitute the modification of a material term of the Plan, without the approval of the share owners of the Company. No action shall be taken, however, without the approval of the share owners unless the Committee determines that the approval of share owners would not be necessary to retain the benefits of Section 162(m)(3)(C) of the Internal Revenue Code of 1986, as amended.

SECTION 10.  GOVERNING LAW.

         The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of
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Georgia and construed in accordance therewith.